Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VRINGO, INC.

VRINGO, INC., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST:	The name of the Corporation is VRINGO, INC.

SECOND:	The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 9, 2006 and the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 22, 2010, and as further amended by the Certificates of Amendment of the Amended and Restated Certificate of Incorporation on July 19, 2012 and on November 24, 2015.

THIRD:	The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), adopted resolutions amending the Corporation’s Amended and Restated Certificate of Incorporation as follows:

Article First of the Corporation’s Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

“FIRST: The name of the Corporation (hereinafter the “Corporation”) is FORM Holdings Corp.”

FOURTH:	This Certificate of Amendment shall be effective on Friday, May 6, 2016 at 5:00 PM, Eastern Daylight Time.

IN WITNESS WHEREOF, the Corporation has caused this CERTIFICATE OF AMENDMENT to be signed by Anastasia Nyrkovskaya, its Chief Financial Officer and Treasurer, as of the 5th day of May, 2016.

VRINGO, INC.

By:	/s/ Anastasia Nyrkovskaya
Name:	Anastasia Nyrkovskaya
Title:	Chief Financial Officer and Treasurer